EXHIBIT 5.1

ARNOLD & PORTER LLP

703.720.7000

703.720.7399 Fax

Suite 900

1600 Tysons Boulevard

McLean, VA 22102-4865

August 11, 2005

IA Global, Inc.

550 N. Reo Street

Suite 300

Tampa, Florida 33609

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to IA Global, Inc. (the “Company”) in the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (“Securities Act”), 12,500,018 shares Company’s common stock, $0.01 par value per share (the “Shares”), issuable upon the conversion of the Convertible Promissory Notes, dated June 28, 2005, between the Company and certain investors (the “Notes”), which were issued pursuant to the Subscription Agreement, dated June 28, 2005, between the Company and certain investors (the “Subscription Agreement”). All of the Shares, if and when sold, will be sold by the selling stockholders listed on Exhibit A.

In our capacity as special counsel to the Company and for purposes of this opinion, we have examined the following (the “Documents”):

(a)        The Registration Statement;

(b)        The Notes;

(c)        The Subscription Agreement;

(d)        The Certificate of Incorporation of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Certificate”);

(e)        The Bylaws of the Company, as certified by the Secretary of the Company, as of the date hereof (the “Bylaws”); and

(f)        The Resolutions of the Board of Directors, adopted on June 23, 2005, as certified by the Secretary of the Company, as of the date hereof (the “Resolutions”).

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ARNOLD & PORTER LLP

IA Global, Inc.

August 11, 2005

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.        We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

B.         In connection with all factual matters regarding the opinions set forth below, we have relied exclusively upon the certificates and other documents and information identified above. We have not verified any factual matters in connection with or apart from our review of such certificates and other documents, and, accordingly, we do not express any opinion or belief or make any representation as to matters that might have been disclosed by such verification.

C.        The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurance that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

D.        We have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

E.         We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Company.

F.         We do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the General Corporation Law of the State of Delaware. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of Delaware law, we have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to us.

Based on the foregoing, upon the assumption that there will be no material changes in the Documents we have examined and the matters investigated referred to above, we are of the opinion that the Shares included in the Registration Statement have been duly authorized, and when issued upon conversion of the Notes in accordance with its terms, will be validly issued and are fully paid and nonassessable under the Delaware General Corporation Law as currently in effect.

ARNOLD & PORTER LLP

IA Global, Inc.

August 11, 2005

This letter does not address any matters other than those expressly addressed herein. This letter is given for your sole benefit and use. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date.

We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement and to reference to our firm under the caption “Legal Matters” in the prospectus contained therein. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Arnold & Porter LLP

By: /s/ Paul D. Freshour

Paul D. Freshour, Esq.

Exhibit A

Name of Selling Stockholder	Number of Shares to be Registered
FUJISHIMA Kenji,Taeko,Sakura	333,334
YAMANE Seiichiro	333,334
KUKI Hisanori & Ayako	166,667
KOYABU Kazuo	333,334
MASUDA Toshiaki & Motoko	166,667
YOKOYAMA Nagatoshi, Sachiko	166,667
TAMADA Atsushi & Arata	1,000,000
GOTO Kenichi	333,334
KIRIMOTO Michiko, Hatanaka Hiromi & Sora	333,334
KIMURA Kenji, Midori, Tamae	333,334
FUKAMI Koichi & Masako	666,667
KANAGAWA Mieko, Rei, Nao	333,334
NONOSE Nobuo & Nobuko	333,334
WAKUMOTO Tatsuo	333,334
HONDA Hiroaki & Yumiko	666,667
KAWAHARA Itsuro & Setsuko	166,667
KIMURA Kumiko	666,667
KITO Yoshio	166,667
SHIMADA Tatsuo	166,667
SAITO Narihisa & Kinuko	333,334
OKUBO Kiyoko & KATAMINE Tomoko	333,334
HIRANO Keisuke	666,667
NAGAYAMA Eiko	333,334
ITAKURA Hiroaki & Shimiko	333,334
KADOWAKI Yasunobu & Kaori	333,334
TANABE Soyu	500,000
SUZUKI Hitoshi	333,334
MATSUO Norio, Yumi, Natsuko	333,334
KUZUOKA Tetsuo & Toshiko	333,334
KUZUOKA Tetsuo & Toshiko (2)	166,667
SAKATA Tsuneaki & Miwako	333,334
TOMINAGA Kenji	333,334
KITA Noriyuki	333,334
SATO Keisuke, Wakako, Yoko	333,334
Hiraiwa Sachiko, Mitsugu, Kanako	166,667